Exhibit 99.1

For Immediate Release

Company Contact:

Grant Williams

Chief Financial Officer

(303) 444-0900 x 2185

gwilliams@noof.com

New Frontier Media Reports Fiscal 2012 First Quarter Results

BOULDER, COLORADO, August 5, 2011 — New Frontier Media, Inc. (Nasdaq/GS: NOOF), a leading provider of transactional television services and distributor of general motion picture entertainment, today reported its results for the fiscal first quarter ended June 30, 2011.

“New Frontier Media’s performance was in-line with our expectations during the first quarter of fiscal 2012,” said Michael Weiner, chief executive officer of New Frontier Media, Inc.  “We remain focused on stabilizing the domestic revenue within the Transactional TV segment, and we are continuing to expand our international relationships.  In connection with our international expansion efforts, we are excited to announce the recent execution of an international distribution agreement with a large digital broadcast satellite operator in Mexico.  We tentatively expect to launch services with the customer during the second or third quarter of fiscal 2012, and we expect to realize meaningful international revenue growth from this arrangement.”

“We are also pleased to see the Film Production segment return to profitability in the quarter.  The Company is realizing the benefits of our actions during the second half of fiscal 2011 to reduce the segment’s cost structure.  In addition, we have refined our approach to film investments in an effort to improve performance.  We continue to be optimistic that our efforts will provide the segment with profitable results in fiscal year 2012.”

Mr. Weiner continued, “We are committed to improving shareholder value and continue to believe that our strategy provides us with the necessary path to achieving that objective.  Our strong balance sheet and cash position provide us with a solid base for accomplishing this objective.  Overall, we believe our investments and ability to successfully execute our strategic objectives will generate solid long-term value for New Frontier Media.”

First Fiscal Quarter Financial Highlights: June 30, 2011 Compared to June 30, 2010

•                  Revenue was approximately $10.4 million as compared to $12.5 million in the same prior year quarter and reflected the following results:

•                  Transactional TV segment revenue was $8.7 million as compared to $9.0 million in the same prior year quarter.

•                  Video-on-demand (“VOD”) revenue was flat as compared to the same prior year quarter and was $5.4 million.  Domestic VOD revenue declined by approximately $0.3 million due to lower revenue from domestic cable customers.  We believe the decline was due to lower consumer discretionary spending as a result of the unfavorable economic conditions as well as competition from less expensive alternatives such as lower-cost and free internet websites.  The decline in domestic VOD revenue was offset by a $0.3 million increase in international VOD revenue.

•                  Pay-per-view (“PPV”) revenue declined to $3.2 million as compared to $3.5 million in the same prior year quarter primarily due to lower revenue from the two largest U.S. digital broadcast satellite providers, and we believe the declines are due to lower consumer discretionary spending and off-platform competition as discussed above.  The decline in revenue was partially offset by a $0.1 million increase in international PPV revenue primarily from improved content performance in the Latin America region.

•                  Film Production segment revenue decreased to $1.5 million from $3.3 million. Revenue declined because the prior year quarter results included owned content episodic series revenue and producer-for-hire revenue, and no similar revenue was recognized in the first quarter of fiscal year 2012.

•                  Cost of sales decreased to $4.0 million as compared to $5.1 million in the same prior year quarter. Film Production segment costs declined by approximately $1.4 million primarily because the prior year quarter included film cost amortization associated with episodic series revenue and production costs associated with producer-for-hire revenue.  Partially offsetting the decline in costs was a $0.3 million increase in Transactional TV segment expenses from (a) higher transport costs to support new domestic content packages and HD offerings and (b) higher content and distribution rights amortization associated with acquiring world-wide license rights as well as new and unique content.

•                  Operating expenses were consistent with the same prior year quarter and were $6.5 million.

•                  Transactional TV segment expenses increased by $0.8 million primarily due to (a) a $0.2 million increase in employee and related costs because an executive employee was reassigned from the Corporate Administration segment to the Transactional TV segment in order to lead the international sales efforts in Europe; (b) a $0.2 million increase in costs from accelerating depreciation expenses for certain tenant improvement assets and from depreciation of storage equipment purchased during the first half of fiscal year 2011; (c) a $0.1 million increase in employee and related costs incurred in an effort to support the development of new content packages; and (d) a $0.1 million increase in rent expense from costs associated with leasing a new facility.

•                  Film Production segment expenses declined primarily due to (a) a $0.3 million decrease in employee costs associated with the departure of the segment’s Co-Presidents and other employees during the second half of fiscal year 2011, and (b) a $0.2 million decrease in other identifiable intangible assets amortization because certain intangible assets became fully amortized during the fourth quarter of fiscal year 2011.  The decline in expenses was partially offset by a $0.1 million increase in consulting costs associated with strategic planning activities.

•                  Corporate Administration segment costs decreased due to a $0.2 million decline in expenses because an executive employee was reassigned to the Transactional TV segment’s international sales staff as discussed above.  Expenses also declined by approximately $0.2 million due to lower accounting and legal fees associated with cost reduction efforts.

•                  The loss from continuing operations attributable to New Frontier Media, Inc. was $0.1 million, or $0.01 per share, as compared to income from continuing operations of $0.6 million, or $0.03 per share, in the same prior year quarter.

Conference Call Information

New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time.  The participant phone number for the conference call is (877) 941-2332.To participate in the web cast please log onto www.noof.com and click on “Investor Relations” and then “Calendar of Events”.  A replay of the conference call will be available for seven days beginning after 1 p.m. Eastern Time on August 5, 2011 at (800) 406-7325, access code 4461510.  The replay will also be archived for twelve months on the corporate web site at www.noof.com. This press release can be found on our corporate web site, www.noof.com, under “Investor Relations/News Releases”.

Cautionary Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “1933 Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “1934 Act”). The forward-looking statements are based on current expectations, estimates and projections made by management. These forward-looking statements are covered by the safe harbor provisions for forward-looking statements under Section 27A of the 1933 Act and Section 21E of the 1934 Act. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or variations of such words are intended to identify such forward-looking statements.  For example, our stated expectations that (i) we continue to believe that our strategy provides us with the necessary path to achieving our objective, (ii) we believe our investments and ability to successfully execute our strategic objectives will generate solid long-term value for New Frontier Media, and (iii) we may launch services with a large digital broadcast satellite operator in Mexico during the second or third quarter of fiscal 2012 and we expect to realize meaningful international revenue growth from the arrangement are forward-looking statements.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements.  All forward-looking statements made in this press release are made as of the date hereof, and we assume no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to our most recent annual report on Form 10-K and other periodic filings with the Securities and Exchange Commission (“SEC”) for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports.  Copies of these filings are available through the SEC’s electronic data gathering analysis and retrieval (EDGAR) system at www.sec.gov.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a provider of transactional television services and a distributor of general motion picture entertainment. Our Transactional TV segment distributes adult content to cable and satellite providers who then distribute the content to retail consumers via VOD and PPV technology. Programming originates from our state of the art digital broadcast infrastructure in Boulder, Colorado.  We obtain our programming primarily by licensing content distribution rights from movie studios, and we distribute new and unique programming in order to provide consumers with an exceptional viewing experience.

Our Film Production segment is a distributor of mainstream and erotic films.  The films are distributed to cable and satellite operators, premium movie channel providers and other content distributors.  We act as a sales agent for mainstream films and produce erotic films.  The segment also periodically provides contract film production services to major Hollywood studios.

We are headquartered in Boulder, Colorado, and our common stock is listed on the Nasdaq Global Select Market under the symbol “NOOF.” For more information about New Frontier Media, Inc., contact Grant Williams, Chief Financial Officer, at (303) 444-0900, extension 2185, and please visit our web site at www.noof.com.

Consolidated Operating Results

(in thousands, except per share amounts)

	Three Months Ended June 30,
	2011	2010
	(Unaudited)

Net revenue	$10,428	$12,454

Cost of sales	3,968	5,063

Gross margin	6,460	7,391

Operating expenses	6,453	6,470

Operating income	7	921

Other expense	(2)	(4)

Income from continuing operations before income tax expense	5	917

Income tax expense	(116)	(360)

Income (loss) from continuing operations	(111)	557

Loss from discontinued operations, net of income tax benefit of $0 and $5, respectively	—	(7)

Net income (loss)	(111)	550

Add: Net loss attributable to noncontrolling interests	3	—

Net income (loss) attributable to New Frontier Media, Inc. shareholders	$(108)	$550

Amounts attributable to New Frontier Media, Inc. shareholders:
Income (loss) from continuing operations	$(108)	$557
Loss from discontinued operations, net of income tax benefit of $0 and $5, respectively	—	(7)
Net income (loss)	$(108)	$550

Per share information attributable to New Frontier Media, Inc. shareholders:
Basic income (loss) per share:
Continuing operations	$(0.01)	$0.03
Discontinued operations	—	(0.00)
Net basic income (loss) per share	$(0.01)	$0.03

Diluted income (loss) per share:
Continuing operations	$(0.01)	$0.03
Discontinued operations	—	(0.00)
Net diluted income (loss) per share	$(0.01)	$0.03

Weighted average shares outstanding	19,201	19,432
Weighted average diluted shares	19,201	19,432

Consolidated Balance Sheets

(in thousands)

	June 30, 2011	March 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,684	$18,787
Restricted cash	481	109
Accounts receivable, net	8,874	8,695
Taxes receivable	847	877
Prepaid and other assets	2,487	2,569
Total current assets	28,373	31,037
Property and equipment, net	8,979	7,218
Content and distribution rights, net	11,663	11,543
Recoupable costs and producer advances, net	2,126	2,771
Film costs, net	2,596	2,579
Goodwill	3,743	3,743
Deferred tax assets	1,647	1,658
Other assets	832	924
Total assets	$59,959	$61,473

Liabilities and equity
Current liabilities:
Accounts payable	$791	$1,571
Producers payable	535	1,089
Deferred revenue	672	863
Accrued compensation	1,271	1,607
Deferred producer liabilities	1,172	1,654
Short-term debt	100	500
Deferred tax liabilities	46	46
Accrued and other liabilities	2,086	1,910
Total current liabilities	6,673	9,240
Taxes payable	116	116
Other long-term liabilities	1,367	519
Total liabilities	8,156	9,875

Commitments and contingencies

Equity:
Common stock	2	2
Additional paid-in capital	55,437	55,169
Accumulated deficit	(3,568)	(3,460)
Accumulated other comprehensive loss	(68)	(69)
Total New Frontier Media, Inc. shareholders’ equity	51,803	51,642
Noncontrolling interests	—	(44)
Total equity	51,803	51,598
Total liabilities and equity	$59,959	$61,473

Consolidated Statements of Cash Flows

(in thousands)

	(Unaudited)
	Three Months Ended June 30,
	2011	2010

Cash flows from operating activities:
Net income (loss)	$(111)	$550
Add: Loss from discontinued operations	—	7
Income (loss) from continuing operations	(111)	557
Adjustments to reconcile income (loss) from continuing operations to net cash used in operating activities of continuing operations:
Depreciation and amortization	1,924	2,553
Share-based compensation	278	228
Deferred taxes	—	(188)
Changes in operating assets and liabilities:
Accounts receivable	(179)	(1,494)
Accounts payable	(779)	(255)
Content and distribution rights	(1,162)	(1,516)
Film costs	(200)	(305)
Deferred producer-for-hire costs	—	(1,636)
Deferred revenue	(191)	240
Deferred producer liabilities	(482)	267
Producers payable	(554)	(116)
Taxes receivable and payable	30	338
Accrued compensation	(336)	(504)
Recoupable costs and producer advances	645	(399)
Other assets and liabilities	952	(599)
Net cash used in operating activities of continuing operations	(165)	(2,829)
Net cash used in operating activities of discontinued operations	—	(39)
Net cash used in operating activities	(165)	(2,868)

Cash flows from investing activities:
Purchases of property and equipment	(2,485)	(158)
Net cash used in investing activities of continuing operations	(2,485)	(158)
Net cash from investing activities of discontinued operations	—	—
Net cash used in investing activities	(2,485)	(158)

Cash flows from financing activities:
Payments on short-term debt	(400)	—
Payments on long-term seller financing	(55)	(75)
Net cash used in financing activities of continuing operations	(455)	(75)
Net cash from financing activities of discontinued operations	—	—
Net cash used in financing activities	(455)	(75)

Net decrease in cash and cash equivalents	(3,105)	(3,101)
Effect of exchange rate changes on cash and cash equivalents	2	(8)
Cash and cash equivalents, beginning of period	18,787	17,187

Cash and cash equivalents, end of period	$15,684	$14,078

Segment Summary Data (1)

(dollars in millions)

	(Unaudited)
	Three Months Ended June 30,
	2011	2010	% change

Net revenue from continuing operations
Transactional TV	$8.7	$9.0	-3%
Film Production	1.5	3.3	-55%
Direct-to-Consumer	0.2	0.2	0%
Total net revenue	10.4	12.5	-17%

Cost of sales from continuing operations
Transactional TV	3.3	3.0	10%
Film Production	0.4	1.8	-78%
Direct-to-Consumer	0.2	0.3	-33%
Total cost of sales	4.0	5.1	-22%

Operating expenses from continuing operations
Transactional TV	3.3	2.5	32%
Film Production	0.8	1.1	-27%
Direct-to-Consumer	0.1	0.1	0%
Corporate Administration	2.2	2.7	-19%
Total operating expenses	6.5	6.5	0%

Operating income (loss) from continuing operations
Transactional TV	2.1	3.5	-40%
Film Production	0.3	0.4	-25%
Direct-to-Consumer	(0.2)	(0.2)	0%
Corporate Administration	(2.2)	(2.7)	19%
Total operating income	$0.0	$0.9	#

(1) Amounts in this schedule may not sum due to rounding.

# Represents an increase or decrease in excess of 100%.

Supplemental Revenue Data (1)

(dollars in millions)

	(Unaudited)
	Three Months Ended June 30,
	2011	2010	% change

Transactional TV
VOD	$5.4	$5.4	0%
PPV	3.2	3.5	-9%
Other	0.1	0.1	0%
Total	$8.7	$9.0	-3%

Film Production
Owned content	$0.7	$2.0	-65%
Repped content	0.7	0.5	40%
Producer-for-hire and other	0.1	0.8	-88%
Total	$1.5	$3.3	-55%

Direct-to-Consumer
Net revenue	$0.2	$0.2	0%

(1) Amounts in this schedule may not sum due to rounding.